UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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TENNENBAUM ENCOURAGES SHAREHOLDERS TO VOTE THE BLUE PROXY
FOR TENNENBAUM DIRECTOR NOMINEES AT ONLINE RESOURCES’ ANNUAL
MEETING AS RECOMMENDED BY
RISKMETRICS/ISS AND PROXY GOVERNANCE
SANTA MONICA, CA-(PR NEWSWIRE) April 24, 2009—Tennenbaum Capital Partners released today the following open letter to shareholders of Online Resources Corporation (Nasdaq: ORCC):
April 24, 2009
Dear Fellow Shareholders:
We are looking forward to the upcoming Annual Meeting and appreciate the time many of you have taken to meet with our team and our nominees. We believe many of you share our concerns about poor corporate governance, lack of board direction, poor share performance and challenged execution. But with your support, as soon as this election is over, our nominees will begin to work constructively with the rest of the board and management to start driving shareholder value.
Over the past four weeks we have spoken with many of the Company’s major shareholders and are very encouraged by their feedback and understanding that contrary to management’s continued propaganda, we are not conflicted with common shareholders. In fact, in addition to our preferred shares we beneficially own 2,853,000 common shares, representing approximately 9.6% of the Company’s outstanding common stock. If our only objective was a quick sale of the Company (which it is not), we would have sold our entire common and preferred stock position to any number of potential acquirers who have in the past expressed interest in buying our position as part of a strategy to acquire the Company.
If a sale of the Company was our primary objective, I can assure you that we would have not invested our time and our money in this proxy contest, nor would we have selected a slate of nominees whose experiences are grounded in rolling up their sleeves to create value out of technology services businesses. If we needed liquidity on our position, we would be calling strategic acquirers to take us out of our position. Instead, we have been reaching out to all of you, our fellow investors, to discuss our mutual investment and how we can bring about change and improve our prospects.
Our objective is simple and straightforward: Improve value to all shareholders, and establish fair and independent corporate governance practices (not led by the CEO’s biases) by adding the breadth and depth of three experienced and independent candidates to the Company board.
We have spent a significant amount of time meeting with many of you, and believe many of you support our view that this investment requires a change in board leadership. The annual meeting of Online Resources is just days away and the future direction of our company is at stake. We urge you to vote the BLUE proxy card today.

Don’t just take our word that our nominees are the right choice and change is needed at Online Resources. Listen to the recommendations of two leading independent proxy advisory firms, which gave each side equal time to make its case. After listening to both sides, Proxy Governance concluded: “Because the dissident slate offers independent nominees with strong grounding in technology and services business as well as deep experience throughout the growth cycle of technology companies, we believe shareholders would be better served by electing the three dissident nominees.” RiskMetrics said that: “Based on the company’s recent one, three, and five year underperformance to peers, history of missed financial guidance, positive market reaction to dissident actions and governance issues, we believe change is warranted.”
We are disappointed by Glass, Lewis & Co.’s recommendation that shareholders of Online Resources support incumbent management. In addition to not taking the time to meet with us or our independent nominees, Glass Lewis’ report recites management’s script without a critical eye and misrepresents our views and that of our nominees.
Taking a page out of its public relations playbook, the Company stated in their April 13, 2009 press release that it is “disappointing to see [RiskMetrics] be so inconsistent and incomplete in their analysis.” All we can say is that RiskMetrics performed extensive analysis and diligence on this process, our candidates, the so-called “conflict”, and the Company’s performance. They did their work and came to a conclusion. Glass Lewis says that our “plan does not address any operating plans for the business in the event a strategic agreement is not completed.” To the folks at Glass Lewis — If you asked us, we are not looking for a sale, and if you spoke to our nominees, you would appreciate their insight and hear about their strategies for improvement. We believe that it should be part of your duty to your customers to at least spend 30 minutes with us or the Company to understand the specifics about the processes on which you opine. If your customers and subscribers are willing to spend hours with us and the Company to make their determination, we think it is advisable that Glass Lewis do at least the same, so that you can be given credit for having performed a “complete and thorough analysis of the issues involved,” as the Company boastfully purports.
We encourage you to vote our BLUE proxy card consistent with the recommendations of RiskMetrics and Proxy Governance. Our independent and highly qualified nominees will work constructively and cooperatively with the existing Board and management in order to deliver the highest standards of corporate governance and maximize value for ALL shareholders.
Sincerely,
Michael Leitner
Managing Partner
Tennenbaum Capital Partners
As of March 9, 2009, the record date for the Annual Meeting, Tennenbaum Capital Partners (“TCP”) beneficially owned 2,853,000 shares of common stock and 75,000 shares of preferred stock of the Company, which shares of preferred stock are currently convertible into 4,621,570 shares of the Company’s common stock, all of which shares of common and preferred stock TCP continues to beneficially own today. As a result, TCP is the largest beneficial owner of the Company’s common stock, beneficially owning approximately 21.8% of the Company’s common stock after giving effect to the conversion of our preferred shares.
If you have any questions or need assistance in voting your shares of Online Resources, please contact MacKenzie Partners, Inc. which is assisting Tennenbaum Capital Partners in its solicitation of proxies at 800-322-2885 Toll-free or by email at onlineproxy@mackenziepartners.com.
About Tennenbaum Capital Partners, LLC
Tennenbaum Capital Partners is a Santa Monica, California-based private investment firm. The firm’s investment strategy is grounded in a long-term, value approach, and it assists — both financially and operationally — transitional middle market companies in such industries as technology, healthcare, energy, aerospace, business services, retail and general manufacturing. Tennenbaum’s core strengths include in-depth knowledge of equity and debt financing vehicles in the public and private markets, as well as a thorough understanding of special situations. These situations may include legal, operational or financial challenges; turnarounds, restructurings and bankruptcies; corporate divestitures and buyouts; and complex ownership changes. For more, see www.tennenbaumcapital.com.
Permission to include published material in this press release was neither sought nor obtained.
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